EXHIBIT 99.1

Contact:
Susan A. Brownie
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2007 RESULTS

Highlights:

•	Revenues of $12.0 million in the second quarter of 2007, up 47% over the second quarter of 2006, including $3.7 million resulting from the acquisition of The Jackson Organization on March 12, 2007

•	Net income of $425,000, or $0.02 per diluted share, in the second quarter of 2007, up from $289,000, or $0.01 per diluted share, in the second quarter of 2006

•	Adjusted EBITDA of $1.9 million in the second quarter of 2007, compared to $1.0 million in the second quarter of 2006

•	1,422,000 healthcare professional subscribers fully implemented on our Internet-based learning network at June 30, 2007, up from 1,309,000 at June 30, 2006

•	Approximately 85 percent of our subscriber base has transitioned to the Next Generation HealthStream Learning Center®, as of July 18, 2007

•	Increased availability under line of credit to $15.0 million

NASHVILLE, Tenn. (July 24, 2007)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2007.

Financial Results:
Second Quarter 2007 Compared to Second Quarter 2006
Revenues for the second quarter of 2007 increased $3.8 million, or 47 percent, to $12.0 million, compared to $8.2 million for the second quarter of 2006.

Revenues for the second quarter of 2007 from our research business (HealthStream Research) increased by approximately $3.7 million when compared to the second quarter of 2006, resulting primarily from the impact of the March 12, 2007 acquisition of The Jackson Organization, Research Consultants, Inc. (TJO). TJO revenues during the second quarter of 2006, prior to our acquisition of TJO and not included in our results for the second quarter of 2006, approximated $2.9 million.

Revenues from our learning business (HealthStream Learning) increased by $105,000 when compared to the second quarter of 2006. We experienced growth in revenues from our HealthStream Learning Center® (HLC) subscriber base of $348,000, or 10 percent, and from courseware and training subscriptions of $313,000, or 31 percent. This growth was partially offset by a decline in revenues from our live event business of $544,000, primarily associated with a significant, biannual live event which occurred in 2006. The growth experienced during the second quarter in HLC and courseware subscription revenues and the decline in live event revenues were consistent with our guidance and previously discussed trends.

As a result of the acquisition of TJO, the Company’s revenue mix during the second quarter of 2007 was comprised of 54 percent of revenues from HealthStream Learning and 46 percent of revenues from HealthStream Research. This compares to 78 percent from HealthStream Learning and 23 percent from research products during the second quarter of 2006. We do not classify our research products as being Internet-based products even though a significant portion of those products include Internet-based reporting capabilities because the related services are not subscription-based and they include services with varying frequency and delivery cycles. The portion of total revenues derived from our Internet-based subscription learning products, which includes revenues from the HLC, courseware subscriptions, online training services (RepDirect™), and HospitalDirect™, increased by $677,000, or 15 percent, over the prior year same quarter. The percentage of total revenues from Internet-based subscription learning products approximated 44 percent for the second quarter of 2007 compared to 56 percent for the second quarter of 2006.

Gross margins, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, improved to 64 percent for the second quarter of 2007 from 62 percent for the second quarter of 2006. Gross margin improvements over the prior year quarter resulted primarily from lower direct costs in the second quarter of 2007 due to a significant live event in the 2006 second quarter that was not held in the 2007 period. This favorable expense reduction offset a decline in gross margin from our research business during the second quarter of 2007. HealthStream Research experienced higher direct expenses associated with changes in product mix during the second quarter of 2007. Royalties paid by us also increased over the prior year same quarter resulting from revenue growth in courseware subscriptions.

Net income for the second quarter of 2007 was $425,000, or $0.02 per share (diluted), up from $289,000, or $0.01 per share (diluted), for the second quarter of 2006. The increase in net income resulted from increased revenues and related gross margin, but was partially offset by incremental expenses associated with TJO personnel and facilities, as well as increases in product development, amortization from both TJO intangible assets and capitalized software feature enhancements, depreciation of property and equipment, share-based compensation, and other corporate expenses. In addition, interest income decreased $127,000 compared to the prior year quarter, resulting from lower cash and investment balances.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $1.9 million for the second quarter of 2007, compared to $1.0 million for the second quarter of 2006. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the summary financial data.

Other Financial Indicators
At June 30, 2007, the Company had cash, investments, and related interest receivable of $1.6 million, compared to $2.3 million at March 31, 2007. Slower than anticipated cash receipts from customers and $1.1 million of cash paid for capital expenditures and capitalized feature enhancements resulted in the decline in cash balances. During the second quarter of 2007, we financed enterprise software licenses totaling approximately $2.1 million over the related license term of three years.

Our days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) approximated 57 days for the second quarter of 2007 compared to 47 days for the second quarter of 2006. This increase resulted from slower cash collections from HealthStream Learning customers and to a lesser extent from the recent TJO acquisition.

Expansion of the Line of Credit
On July 23, 2007, HealthStream signed an amendment to its line of credit, increasing the availability under the line from $10.0 million to $15.0 million. No other terms changed in connection with this amendment. The line of credit agreement provides flexibility as we continue to invest in our learning platform and research services, and provides an additional source of capital to acquire complementary technologies and companies. As of July 24, 2007, the Company had no balances outstanding under this line of credit.

HealthStream Research Update
HealthStream Research supports healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the second quarter of 2007, HealthStream Research added several new healthcare organization customers, including Carondelet Health and Hartford Hospital. In addition, several of our research customers renewed their agreements with HealthStream during the second quarter of 2007, including Doylestown Hospital, Mercy Medical Center, and Elmhurst Memorial Hospital.

HealthStream Learning Update
HealthStream Learning supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include the HLC, the HealthStream Authoring Center—an online authoring/self-publishing tool, a wide range of professional, clinical, and regulatory courseware subscriptions, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

As previously reported, during the first quarter of 2007 we transitioned approximately half of our customer base to our new and enhanced version of our Internet-based HLC, which we refer to as the Next Generation HLC. As of July 18, 2007, an additional 35 percent of our customer base was successfully transitioned to the Next Generation HLC, and we anticipate transitioning the remainder of our customers during the third quarter. The Next Generation HLC will enable us to more efficiently integrate the delivery of new product offerings to healthcare professionals who subscribe to our learning solutions. We believe the new platform provides an important foundation to support our customers’ learning initiatives in the coming months and years.

At June 30, 2007, approximately 1,422,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,379,000 at March 31, 2007, a three percent increase. The total number of contracted subscribers at June 30, 2007 was approximately 1,530,000, up from 1,497,000 at March 31, 2007, a two percent increase. “Contracted subscribers” include both those already implemented (1,422,000) and those in the process of implementation (107,000). Revenue recognition commences when a contract is fully implemented.

Among the new healthcare organizations added to HealthStream Learning’s customer base in the second quarter of 2007 was Catholic Health Initiatives (CHI), one of the largest healthcare organizations in the nation. CHI signed a three-year agreement for use of the HLC. A separate agreement was signed by CHI for professional implementation services of the HLC for their initial 30,000 users.

Customers representing approximately 98 percent of HLC subscribers that were up for renewal did renew in the second quarter of 2007, while our renewal rate based on the annual contract value was approximately 113 percent. Our renewal rates reflect increased pricing at renewal as well as the addition of subscribers, compared to previously contracted amounts. The renewal rates for the second quarter of 2007 compare to a subscriber renewal rate of 93 percent and an annual contract value renewal rate of 112 percent during the second quarter of 2006.

Learning Summit 2007
In support of learning in healthcare organizations, HealthStream held its seventh Annual Learning Summit for its existing and prospective customers on May 29 – 31, 2007 in Nashville, Tennessee. Attended by over 550 participants from across the nation, the Summit offered insight from thought leaders in healthcare education and provided a forum for participants to exchange ideas with their peers. Over 100 program sessions were offered which resulted in, collectively, over 4,500 session registrations. At the conclusion of the Summit, the 2007 HealthStream Excellence Award was presented to Ms. Deedee Barbera, Tenet Healthcare’s Director of Online Products and Services, in recognition of her contributions to Tenet’s leadership with learning initiatives and programs.

Executive Personnel Announcement
As announced on July 11, 2007, Susan A. Brownie has resigned her position as chief financial officer (CFO). Arthur E. Newman, HealthStream’s executive vice president, will serve as interim CFO following Mrs. Brownie’s departure upon the filing of the Company’s Form 10-Q for the quarter ended June 30, 2007. Mr. Newman served as HealthStream’s CFO from January 2000 to March 2006 prior to his promotion to executive vice president. The Company has initiated a search for a new CFO.

Financial Expectations
Revenues for the third quarter of 2007 are expected to approximate $12.0 to $12.2 million, an increase of approximately $4.5 to $4.7 million or 60 to 63 percent over the same quarter in the prior year. We anticipate revenues will approximate 55 percent from HealthStream Learning and 45 percent from HealthStream Research. We expect revenues from HealthStream Learning to increase from both the third quarter of the prior year as well as increase compared to the second quarter of 2007 resulting from continued growth in our subscriber base and courseware subscriptions as well as additional implementation services during the remainder of 2007. We also expect HealthStream Research revenues to grow over the third quarter of 2006 with a significant portion of the increase associated with the acquisition of TJO. Consistent with historical seasonality trends, we expect research revenues during the third quarter of 2007 to reflect modest declines when compared to the second quarter of 2007.

We anticipate changes in revenue mix as discussed above to result in modestly lower gross margins for the third quarter of 2007 when compared to the second quarter of 2007, which would reflect a decline over the third quarter of 2006. We expect an increase in cost of revenues resulting from a change in revenue mix in both HealthStream Learning and HealthStream Research. We expect cost of revenues for HealthStream Learning to increase modestly when compared to the second quarter of 2007 as we grow revenues from our courseware subscriptions and implementation and other project-based services. We expect cost of revenues for HealthStream Research to increase due to growth in direct expenses associated with our mix of research revenues. Compared to the third quarter of 2006, the changes in revenue mix are expected to result in lower gross margins as an overall percentage of revenue due to the growth in HealthStream Research. We also expect product development expenses to be comparable to the same quarter in 2006, but to decline as a percentage of revenue from both the third quarter of 2006 and the second quarter of 2007 as a result of lower personnel expenses. Sales and marketing expenses are expected to decline from levels experienced during the second quarter of 2007, due primarily to our spending associated with our Learning Summit during the second quarter of 2007. As a percentage of revenues, we expect sales and marketing to decline from both the third quarter of 2006 and the second quarter of 2007. Depreciation and amortization is expected to increase over levels experienced during the second quarter of 2007, as well as increase as a percentage of revenue when compared to both the third quarter of 2006 and second quarter of 2007 due to increased software amortization associated with an increased volume of software and processor licenses. General and administrative expenses are expected to decline modestly in amount during the third quarter of 2007 due to the timing of share-based compensation expense associated with our annual option grant to our board members. As a percentage of revenues, general and administrative expenses are expected to decline from our experience during the second quarter of 2007, as well as the third quarter of 2006. We expect net income for the third quarter 2007 to range between $0.02 and $0.03 per diluted share.

We anticipate full year revenue growth will approximate 40 to 43 percent, including the incremental impact of TJO. We expect our full year revenues to be approximately 60 percent from HealthStream Learning and 40 percent from HealthStream Research. We also anticipate that the mix of our revenues will change during the remainder of the year, resulting in modestly lower gross margins, including both HealthStream Learning and HealthStream Research. Product development expenses are also expected to increase in amount, but overall to decline moderately as a percentage of revenues. As a percentage of revenues, sales and marketing expenses are expected to approximate our spending in 2006. Depreciation and amortization expenses are expected to increase as a result of increased software licensing costs, our Next Generation HLC, and other new product development as well as definite-lived intangibles associated with the TJO acquisition. As a percentage of revenues, general and administrative expenses are expected to be comparable with or increase modestly from our results for the full year 2006. Our full-year net income per diluted share is expected to approximate $0.08 to $0.10. These updated expectations reflect a decline in margin associated with our revenue mix as well as additional software license expense. This guidance reflects the previous guidance with regard to the additional costs of transitioning customers to our Next Generation platform.

Robert A. Frist, Jr., chief executive officer, commented, “As we begin the second half of 2007, we have made meaningful progress toward two important operational objectives—the transition of our customers to the Next Generation HLC and the integration of The Jackson Organization. At this time, over 85 percent of our customer base has been successfully migrated to the new platform. We are pleased to see that our customers are utilizing the Next Generation HLC at levels that are consistent with or higher than utilization prior to the transition. We believe the new platform will be a cornerstone to our future growth. Since our acquisition of TJO and the launch of HealthStream Research approximately 120 days ago, our research team has made excellent progress in the integration of our operations associated with this area of our business. Thanks to their efforts, I believe HealthStream Research is well positioned for future growth for the Company.”

A conference call with Robert A. Frist, Jr., chief executive officer, Susan Brownie, senior vice president and chief financial officer, Art Newman, executive vice president, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, July 25, at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0782 (no account number or conference ID needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8567 (no account number or conference ID needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #249015; account #286) for domestic callers and 201-612-7415 (conference ID #249015; account #286) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.5 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has three satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$12,046	$8,224	$20,148	$15,746
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	4,359	3,162	7,274	5,737
Product development	1,100	837	2,179	1,726
Sales and marketing	2,821	2,033	4,555	3,662
Depreciation and amortization	1,198	667	2,054	1,311
Other general and administrative	2,160	1,397	3,769	2,634

Total operating expenses	11,638	8,096	19,831	15,070
Operating income	408	128	317	676
Other income, net	22	153	161	287

Income before income taxes	430	281	478	963
Income tax provision (benefit)	5	(8)	9	16

Net income	$425	$289	$469	$947

Net income per share:
Net income per share, basic	$0.02	$0.01	$0.02	$0.04

Net income per share, diluted	$0.02	$0.01	$0.02	$0.04

Weighted average shares outstanding:
Basic	21,970	21,475	21,953	21,380

Diluted	22,782	22,469	22,692	22,304

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$425	$289	$469	$947
Interest income	(34)	(162)	(182)	(305)
Interest expense	12	9	20	18
Income taxes	5	(8)	9	16
Share-based compensation expense	341	228	488	378
Depreciation and amortization	1,198	667	2,054	1,311

Income before interest, taxes, share-based compensation, depreciation and amortization	$1,947	$1,023	$2,858	$2,365

(1)	In order to better assess the Company’s financial results, management believes that income before interest, taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2007	2006(1)
ASSETS
Current assets:
Cash, short term investments and related interest receivable	$1,630	$12,759
Accounts and unbilled receivables, net (2)	8,744	7,793
Prepaid and other current assets	1,989	1,659

Total current assets	12,363	22,211
Capitalized software feature enhancements, net	3,597	2,572
Property and equipment, net	5,005	2,184
Goodwill and intangible assets, net	27,459	13,073
Other assets	590	968

Total assets	$49,014	$41,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,923	$5,511
Deferred revenue	9,781	5,376
Current portion of long-term debt and capital lease obligations	812	176

Total current liabilities	15,516	11,063
Long-term debt and capital lease obligations, net of current portion	1,511	107
Other long-term liabilities	296	204

Total liabilities	17,323	11,374
Shareholders’ equity:
Common stock	96,722	95,134
Accumulated deficit	(65,031)	(65,500)

Total shareholders’ equity	31,691	29,634

Total liabilities and shareholders’ equity	$49,014	$41,008

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2006.

(2)	Includes unbilled receivables of $1,157 and $1,275 and other receivables of $9 and $4 at June 30, 2007 and December 31, 2006, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2007 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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